Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements No. 333-190085  and No. 333-198715 on Form S-8 of Physicians Realty Trust and to the incorporation by reference in the Registration Statements No. 333-197842  and No. 333-198400 on Form S-3 of Physicians Realty Trust of our reports dated November 12, 2014 with respect to the statements of revenues and certain direct operating expenses of the Columbus Properties, the El Paso Properties and the Harrisburg  Properties for the year ended December 31, 2013 appearing in Physicians Realty Trust Current Report on Form 8-K dated November 12, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

November 12, 2014